UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 20, 2013
(Date of earliest event reported)

ITT CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	1-5672	13-5158950
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1133 Westchester Avenue
White Plains, New York
(Address of principal executive offices)

10604
(Zip Code)

(914) 641-2000
Registrant’s telephone number, including area code:

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Directors; Nomination of Director

On February 20, 2013, the Board of Directors announced that Paul J. Kern, Markos I. Tambakeras and Linda S. Sanford will retire from the Board of Directors (the “Board”) of ITT Corporation (the “Company” or “ITT”) effective as of the end of their term, which is the day immediately prior to the Company’s annual meeting of shareholders on May 7, 2013 (the “Annual Meeting”).  The retirement of Messrs. Kern and Tambakeras was in accordance with the Distribution Agreement, dated as of October 25, 2011, among the Company, Exelis Inc. (“Exelis”) and Xylem Inc. (“Xylem”) entered into in connection with the spin-off of Exelis and Xylem from the Company on October 31, 2011.

In connection with the retirement of Ms. Sanford and Messrs. Kern and Tambakeras, the Board has nominated Richard P. Lavin to stand for election to the Board at the Annual Meeting.  Mr. Lavin, 61, is the former group president, construction industries and growth markets, for Caterpillar Inc.  Prior to becoming group president, Mr. Lavin held a number of leadership positions during a nearly 30-year career at Caterpillar including chairman of Caterpillar (China) Investment Co. Ltd.; vice president, operations and manufacturing, Asia Pacific; and vice president, human services division.

The Board expects to reduce its size in connection with the retirement of Ms. Sanford and Messrs. Kern and Tambakeras and the nomination of Mr. Lavin.

A press release issued by the Company announcing Mr. Lavin’s nomination, as well as the departure of Ms. Sanford and Messrs. Kern and Tambakeras, is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
99.1	Press Release issued by ITT Corporation, dated February 21, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION
(Registrant)

February 21, 2013	By:	/s/ Burt M. Fealing
		Name:	Burt M. Fealing
		Title:	Senior Vice President, General Counsel and Secretary